FOR IMMEDIATE RELEASE

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JAY FORBES NAMED PRESIDENT OF INGRAM MICRO EMEA
Hans Koppen to Retire at Year-end

SANTA ANA, Calif., Aug. 30, 2007 – Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, selected Jay A. Forbes as executive vice president and president-designate, Ingram Micro EMEA (Europe, Middle East and Africa) effective September 3, 2007.  Forbes will replace Hans Koppen, who will retire as of December 31, 2007, and will report to Alain Monié, president and chief operating officer of Ingram Micro Inc.

Forbes’ professional experience includes top-executive posts for some of the leading corporations in Canada.  Most recently, he was president and chief executive officer of Aliant Inc., an Atlantic-Canadian telecommunications and information technology company generating revenues of approximately $2 billion.  He also was a member of Aliant’s board of directors.  Prior to joining Aliant, Forbes was executive vice president and chief financial officer of Oxford Properties Group, a $3.5-billion commercial real estate company.  He also served as senior vice president and chief financial officer of Emera Inc., a Canadian energy corporation.

“Jay has an impressive track record of leading complex companies during times of significant growth and change,” said Monié.  “We welcome him to the Ingram Micro executive team and look forward to tapping his extensive expertise.  In his new role, Jay will be charged with building on the successes of our EMEA region by driving growth – both within our core business and through new opportunities – while expanding our operating margins.”

Monié added:  “Jay is taking over a well-run, consistently profitable organization that is a top performer in Europe.  Much of the credit for the region’s success goes to Hans Koppen and his team, who deliver excellent results in challenging environments.  All of us at Ingram Micro are grateful for Hans’ contributions to the company – not only in Europe but for his earlier leadership of Asia-Pacific and Latin America as well.  His hard work sets the stage for Jay to take the region to even greater heights.”

Koppen joined Ingram Micro in January 1998 as president of the company’s Latin American region.  He led expansions into new markets and product categories, developing the Latin American operations into the region’s leading technology distributor.  In March 2000, he became president of

Ingram Micro Asia-Pacific, where he built a foundation for growth in emerging markets such as India and China.  He was promoted to his current role as president of Ingram Micro Europe, now EMEA, in March 2004.

 “I’m proud of my contributions to the growth and success of Ingram Micro during the last 10 years,” said Koppen.  “I was fortunate to be part of an outstanding team in every corner of the world.  With the support of my colleagues, I was able to guide new ventures into thriving, multi-billion-dollar operations and lead an established, mature region such as Europe to record sales and profits.  I feel good about my accomplishments and the strength of the EMEA team, and I’m sure Jay’s leadership will result in continued excellence.”

Koppen, 64, and Forbes, 46, will work together in a four-month transition period through year-end.  Forbes will immediately join the company’s worldwide executive team and will become a corporate officer following Koppen’s retirement.

“I’m looking forward to joining the Ingram Micro team,” Forbes said.  “I’ve been impressed with Ingram Micro’s performance, so I’m excited to be part of the company’s future success.  I’m confident that there are many opportunities for me to make this excellent organization even better.”

Forbes, who will be located at Ingram Micro’s EMEA headquarters near Brussels, Belgium, is a chartered accountant fellow who began his career as a public accountant.  He earned a bachelor’s degree in marketing from Dalhousie University in Halifax, Nova Scotia.

About Ingram Micro Inc.

As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution. The company generated $31.4 billion in revenues in 2006, ranking 70th on the Fortune-500.  It serves 150 countries and is the only broadline IT distributor with operations in Asia. Visit www.ingrammicro.com.

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